Exhibit 99(l)

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated April 26, 2021, with respect to the financial statements of the sub-accounts, which comprise Annuity Investors Variable Account B, and the related notes, including the financial highlights (collectively, the financial statements) in the Registration Statement (Form N-4 No. 333-19725) and related Prospectus of Annuity Investors Variable Account B.

/s/ Ernst & Young LLP

Cincinnati, Ohio

April 30, 2024